UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2017

MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26284	13-3545623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code (973) 535-2717

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; and Compensatory Arrangements of Certain Officers.

(b) Effective July 10, 2017 (the “Effective Date”), immediately upon the appointment of Daniel S. Goldberger as President and Chief Executive Officer of Milestone Scientific Inc. (“Milestone Scientific”), Leonard Osser resigned from his position as Chief Executive Officer of Milestone Scientific to become its Managing Director – China Operations. In connection with the foregoing, Milestone Scientific entered into a new employment agreement with Mr. Osser, which supersedes all prior employment agreements between Mr. Osser and Milestone Scientific. A copy of the new employment agreement with Mr. Osser is attached as Exhibit 10.1 to this Current Report on Form 8-K.

(c) On the Effective Date, Milestone Scientific’s Board of Directors (the “Board”) appointed Mr. Goldberger as President and Chief Executive Officer of Milestone Scientific.

Mr. Goldberger has not had any direct or indirect interest in any transactions with Milestone Scientific that requires disclosure under Item 404(a) of Regulation S-K.

There is no existing family relationship between Mr. Goldberger and any director or executive officer of Milestone Scientific.

BIOGRAPHICAL INFORMATION REGARDING THE INCOMING DIRECTOR

The principal occupation and brief summary of Mr. Goldberger’s background is as follows:

Daniel S. Goldberger, age 58, joined Milestone Scientific on July 10, 2017 as its President and Chief Executive Officer. Prior to joining Milestone Scientific, from August 2013 to January 2017, Mr. Goldberger was Chief Executive Officer and a director of Xtant Medical Holdings, Inc. (NYSE MKT: XTNT), a developer and manufacturer of regenerative orthopedic products and fixation devices. From April 2007 through August 2013, he was Chief Executive Officer and a director of Sound Surgical Technologies LLC. Mr. Goldberger has more than 26 years of experience as a leader of both publicly traded and privately held medical technology companies, with a proven track record of building revenue and profits through the introduction of market changing product innovations. Previously, he was President, Chief Executive Officer and a director of Xcorporeal, Inc., an innovator in portable dialysis and Glucon (private) a developer of glucose measurement technology and several other successful enterprises. Mr. Goldberger is a named inventor on more than 60 U.S. patents. He holds a B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and a M.S. in Mechanical Engineering from Stanford University.

(e) On the Effective Date, Milestone Scientific entered into a three-year employment agreement (the “CEO Agreement”) with Mr. Goldberger to serve as President and Chief Executive Officer of Milestone Scientific. Under the CEO Agreement, Mr. Goldberger will receive base compensation of $300,000 per annum and may additionally earn annual bonuses of up to an aggregate of $400,000, payable one half in cash and one half in Milestone Scientific common stock, $.001 par value per share (“Common Stock”), contingent upon achieving performance benchmarks periodically set for each year by the compensation committee of the Board. In addition to any such shares of Common Stock (the “Bonus Shares”), Mr. Goldberger shall be entitled to receive stock options to acquire twice the number of Bonus Shares earned pursuant to a non-qualified stock option grant agreement under Milestone Scientific’s then existing equity compensation plan (the “Bonus Options”). The Bonus Options shall have a five-year term and shall vest in equal annual installments on each of the first, second and third anniversary of the grant date, subject to continued employment on such vesting date and accelerated vesting upon the occurrence of certain events. The exercise price of the Bonus Options shall be the fair market value of a share of Common Stock, on the date of grant (or 110% of such value if at the time of grant Mr. Goldberger beneficially own ten (10%) or more of the Common Stock).

In addition, on the Effective Date, Milestone Scientific granted to Mr. Goldberger non-qualified stock options under the Milestone Scientific 2011 Equity Compensation Plan (the “Plan”) to purchase 921,942 shares of Common Stock at an exercise price of $2.00 per share. Such options shall have a five-year term and shall vest in equal annual installments on each of the first, second and third anniversary of the Effective Date, subject to continued employment on such vesting date and accelerated vesting upon the occurrence of certain events. All other terms and provision of the grant shall be governed by the Plan and Milestone Scientific’s standard form of stock option agreement.

The foregoing description of the CEO Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CEO Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	New Employment Agreement between Milestone Scientific Inc. and Leonard Osser dated as of July 10, 2017.

10.2	Employment Agreement between Milestone Scientific Inc. and Daniel Goldberger dated as of July 10, 2017.

10.3	Covenant Agreement between Milestone Scientific Inc. and Daniel Goldberger dated and effective as of July 10, 2017.

99.1	Press release dated July 11, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2017

MILESTONE SCIENTIFIC INC.

By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer

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